                                                                   EXHIBIT 10.20

                                   REMINGTON

                         REMINGTON ARMS COMPANY, INC.
                              870 REMINGTON DRIVE
                                 P.O. BOX 700
                            MADISON, NC 27025-0700
                                 1-910-548-8700


                                                                December 5, 1996



Robert W. Haskin, Jr.
3501 Bromley Woods Lane
Greensboro, North Carolina 27410

Dear Bob:

     This letter agreement (the "Agreement") sets forth the agreements between you and Remington Arms Company, Inc. ("Employer") and RACI Holding, Inc. ("Holding") in connection with (i) the termination of your employment as Vice President, General Counsel and Secretary of Holding and Employer and all other offices held by you with Holding, Employer or any of their respective subsidiaries, effective as of December 31, 1996 (the "Date of Termination"), as provided in Paragraph 1 below, (ii) the amendment of the 1995 Option Agreement (as defined below) to, among other things, eliminate certain provisions relating to the vesting, exercisability and purchase of options granted to you thereunder in connection with or following a termination of your employment, as provided in Paragraph 3 below, (iii) the grant to you of options to purchase the number of shares of Class A Common Stock of Holding specified in Paragraph 4 below, and
(iv) the mutual releases set forth in Paragraph 7 and 8 hereof.

     1. You hereby agree (i) to resign from your positions as Vice President, General Counsel and Secretary of Holding and Employer and from each other office with Holding, Employer or any of their respective subsidiaries held by you and
(ii) that your employment with Holding, Employer and each of their respective subsidiaries will terminate, in each such case, effective on the Date of Termination.

     2. Employer will pay or provide to you the following amounts and benefits subject, in each case, to your continued compliance with your covenants and obligations hereunder, as determined in good faith by the Board of Directors of Holding (the "Holding Board").

          (a) For the period commencing on the Date of Termination and ending on the first anniversary thereof, Employer shall continue to pay you (or, in the event of your

Robert W. Haskin, Jr.
December 5, 1996
Page 2

death, to your estate) installments of $20,834.00 per month representing your normal monthly salary.

          (b) Until other employment is obtained, you will continue to be eligible to particpate in those of Employer's employee benefit plans, other than severance, bonus or other incentive compensation plans, in which you are a participant as of the date hereof.

          (c) In accordance with Employer's Home Purchase Policy and in connection with your relocation, Employer shall purchase your principal residence located in Greensboro, North Carolina for fair market value with a minimum guarantee of actual investment cost.

     3. Effective as of the date hereof, the Management Stock Option Agreement, dated as of July 17, 1995, between Holding and you (the "1995 Option Agreement") is hereby amended to (i) eliminate the requirement thereunder that you continue in the employment of Holding or its subsidiaries as a condition to the vesting and exercisability of the options granted to you thereunder (the "Existing Options") (Section 2), and (ii) delete all provisions of the 1995 Option Agreement relating to the early termination of the period for exercise of the Existing Options or the repurchase of such Existing Options in connection with or following any termination of your employment with Holding and its subsidiaries (Sections 3b, 4(c) through 4(e) and 4(g) through 4(i).

     4. Holding will grant to you options (the "New Options") to purchase up to 5,000 shares of its Class A Common, par value $.01 per share (the "Common Stock"), at a per share purchase price of the lesser of $100.00 or the amount at which stock is offered to Remington's key executives and in accordance with the terms of the Holding Amended and Restated Stock Option Plan. The New Options will (i) have a 7 year term from date of vesting, (ii) become vested and exercisable in three equal annual installments commencing May 1, 1997, (iii) be immediately canceled and forfeited in the event that the Holding Board determines in good faith that you have breached any of your covenants or obligations hereunder and (iv) otherwise be subject to the terms and conditions set forth in a Management Stock Option Agreement to be entered into by and between Holding and you upon, and as a condition to, the grant of the New Options (the "New Option Agreement").

     5. You hereby waive any and all claims or rights that you may have, currently or in the future, to be offered the opportunity to purchase any shares of capital stock of Holding or to receive a grant of options or other rights in respect of the Common Stock, including without limitation, any and all claims or rights pursuant to or under any of (i) the letter from Hubbard C. Howe to you, dated March 29, 1994, (ii) the letter from you to Hubbard C. Howe, dated April 12, 1994, and (iii) the Registration and Participation Agreement, dated as of November 30, 1993, between Holding and The Clayton & Dubilier Private Equity Fund IV Limited Partnership, as such agreement may

Robert W. Haskin, Jr.
December 5, 1996
Page 3

be amended from time to time after the date of this Agreement, or (iv) any and all resolutions, actions or commitments of the Board of Directors of Holding or any committee thereof or any officer, director, shareholder, agent or other representative of Holding or any of its subsidiaries or affiliates, other than your opportunity to purchase shares of Common Stock covered by the Existing Options or the New Options in accordance with the terms and subject to the conditions thereof.

     6. Any accrued benefits payable to you under any applicable plan, policy or practice of Employer (other than any severance, bonus or other incentive compensation plan, policy or practice) shall be payable to you in accordance with the applicable terms thereof.

     7. In consideration of Employer's and Holding's promises to pay you the amounts and provide you the benefits and awards specified herein you, on behalf of yourself, your agents, representatives, assigns, heirs, executors and administrators (individually and collectively, the "Employee Releasor"), hereby release and forever discharge Holding, Employer, each of their respective subsidiaries and affiliates, and each of their respective officers, directors, trustees, employees, successors and assigns (individually and collectively, the "Employee Releasee") from and against any and all claims, liabilities, obligations, demands or causes of action, however denominated, whether known or unknown, whether at law or equity, and whether or not previously asserted, that Employee Releasor has or could have against any Employee Releasee (individually and collectively the "Claims"), including, without limitation, any and all such Claims arising out of or in any way connected with or related to the employment or termination of Employee Releasor's offices or employment with Holding, Employer or any of their respective subsidiaries or affiliates, other than Claims against Holding or Employer (x) for any amounts, benefits or awards payable pursuant to this letter agreement, the 1995 Option Agreement, as amended pursuant to Paragraph 3 hereof or the New Option Agreement or (y) to enforce any of the covenants or obligations of Holding, Employer or any other Employee Releasor under this letter agreement, the 1995 Option Agreement, as amended pursuant to Paragraph 3 hereof, or the New Option Agreement.

     8. In consideration of your promises and covenants under Paragraphs 1, 6 and 10 of this Agreement, Holding, Employer and each of their respective subsidiaries and affiliates and each of their respective officers, directors, trustees, employees, agents, representatives, successors and assigns (individually and collectively, the "Employer Releasor"), hereby release and forever discharge you, your agents, representatives, assigns, heirs, executors and administrators (individually and collectively, the "Employer Releasee") from and against any and all claims, liabilities, obligations, demands or causes of action, however denominated, whether known or unknown, whether at law or equity, and whether or not previously asserted, that Employer Releasor has or could have against Employer Releasee arising out of or in any way connected with or related to the employment or termination of employment with Holding, Employer or their respective

Robert W. Haskin, Jr.
December 5, 1996
Page 4

subsidiaries and affiliates or arising out of or related to your gross negligence or willful misconduct, other than Claims against the Employer Releasee to enforce any of your covenants or obligations under this letter agreement, the 1995 Option Agreement, as amended pursuant to Paragraph 3 hereof, the New Option Agreement or the letter agreement, dated as of the date hereof, from Holding to you concerning your agreement to refrain from engaging in certain legal activities for the period specified therein (the "Side Letter").

     9. This Agreement, together with the Side Letter, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     10. This Agreement does not reduce or enlarge in any way any rights of indemnification or any insurance coverage to which you may be entitled under any applicable by-law of Holding or Employer.

     11. Any notice or other communication required or permitted to be given or made under this Agreement by one party to the other party shall be in writing and shall be deemed to have been duly given and effective (i) on the date of delivery if delivered personally, (ii) ten days after being sent by registered or certified mail, return receipt requested and postage prepaid, or (iii) upon transmission by telecopy with confirming copy sent concurrently by registered or certified mail, return receipt requested and postage prepaid, as follows (or to such other address as shall be given in writing by one party to the other party in accordance herewith):


          If to you, to:

               Robert W. Haskin, Jr.
               3501 Bromley Woods Lane
               Greensboro, North Carolina 27410
               Telephone: 910-286-0653

          If to Employer or Holding, to:

               Attention:  Robert L. Euritt
               Telephone: 910-548-8519
               Telecopy: 910-548-7719

     12. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of North Carolina and the Federal courts of the United States of America, in each case located in the State, City and County of North Carolina, solely in respect of the interpretation and enforcement of the provisions of this
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Robert W. Haskin, Jr.
December 5, 1996
Page 5

Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a North Carolina State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     13. In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including without limitation, any action to interpret or enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs of suit.

     14. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     15. No waiver or modification of any provision of this Agreement shall be valid unless in writing duly executed by the party sought to be charged with such waiver or modification. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies that any party may otherwise have at law or in equity or otherwise.

     16. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Robert W. Haskin, Jr.
December 5, 1996
Page 6

     Please confirm your agreement and acceptance of the terms of this Agreement by signing, dating and returning the enclosed copy of this letter to Employer immediately.


                              REMINGTON ARMS COMPANY, INC.


                              By: /s/ Robert L. Euritt
                                  ---------------------------------------
                                  Name: Robert L. Euritt
                                  Title:  Vice President Human Resources


                              RACI HOLDING, INC.


                              By: /s/ Thomas L. Millner
                                  ---------------------------------------
                                  Name:  Thomas L. Millner
                                  Title:  President & Chief Operating
                                          Officer

I hereby confirm, accept and
agree with and to the terms,
covenants and obligations set
forth in this letter agreement:

/s/ Robert W. Haskin, Jr.
---------------------------------
[Employee]

Date: 12-11-96
     ----------------------------

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